EXHIBIT 10.4

Execution Copy

TECHNICAL SERVICES AGREEMENT

THIS TECHNICAL SERVICES AGREEMENT (this “Agreement”), is entered into as of this 20th day of November, 2002, by and between CONSTAR INTERNATIONAL INC., a Delaware corporation (“Constar”) and CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation (“Crown”).

RECITALS

A.  Constar currently provides certain services to the joint ventures included on Schedule A hereto (including any successors thereto, the “Crown Joint Ventures”).

B.  Crown and Constar are contemplating that an initial public offering will be made of the capital stock of Constar (the “Initial Public Offering”), resulting in public ownership of Constar, and Crown and Constar both desire for Constar to continue to provide certain services to the Crown Joint Ventures on Crown’s behalf following the Initial Public Offering.

C.  Crown and Constar desire to enter into this Agreement to set forth the roles and responsibilities with regard to services to be provided by Constar to the Crown Joint Ventures following the Initial Public Offering.

AGREEMENTS

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Crown and Constar, for themselves and their successors and assigns, and intending to be legally bound hereby, hereby agree as follows:

ARTICLE I

GENERAL

1.1.    Definitions.    Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Corporate Agreement, dated as of the date hereof, between Crown and Constar. For purposes of this Agreement, each Crown Joint Venture shall not be deemed to be a Crown Entity or a Crown Indemnitee.

1.2.    Representations.

Each of Crown and Constar represents and warrants to the other that:

(a)  it has the requisite corporate authority to enter into and perform this Agreement;

(b)  its execution, delivery, and performance of this Agreement has been duly authorized by all requisite corporate action on its behalf; and

(c)  this Agreement is enforceable against it.

ARTICLE II

SERVICES

2.1.    Services.

(a)  During the term of this Agreement, subject to the terms and conditions of this Agreement, Constar agrees to provide or cause the other Constar Entities to provide to Crown and the Crown Joint Ventures, as applicable, the services described in Exhibit A hereto (the “Services”). Exhibit A is hereby incorporated by reference herein and forms part of this Agreement.

(b)  From time to time, Crown or the Crown Joint Ventures may submit reasonable requests to Constar to provide Services to the Crown Joint Ventures. Constar shall, consistent with historical practices, provide such Services within the timeframe and at a level and quality substantially equivalent to that performed by Constar or the applicable Constar Entity for the Crown Joint Ventures prior to the date of execution of this Agreement. Crown will use its reasonable efforts to provide Services to the Crown Joint Ventures and Constar shall not be obligated to provide Services to the extent that such Services (i) do not relate to the PET business and (ii) can reasonably be provided by Crown within a timeframe, at a level of quality and at a cost substantially equivalent to that that could be provided by Constar.

(c)  Crown and Constar have made a good faith effort as of the date hereof to identify each Service and to complete the content of Exhibit A accurately. To the extent that Exhibit A is incomplete and the Crown Joint Ventures require additional services from Constar, Crown and Constar will use good faith efforts to modify Exhibit A. Constar may reasonably supplement, modify, substitute or otherwise alter the Services from time to time in a manner consistent with supplements, modifications, substitutions or alterations made with respect to similar services provided or otherwise made available by Constar to its business units and facilities or customers; provided, that such supplements, modifications, substitutions or alterations do not materially prevent the Crown Joint Ventures from realizing the intended benefit of such Services.

(d)  Notwithstanding the other provisions of this Section 2.1, neither Constar nor any of the other Constar Entities makes any representation or warranty whatsoever, express or implied, including, without limitation, any representation or warranty as to the merchantability or fitness for a particular purpose arising out of the Services described in Exhibit A. In furtherance of the foregoing, none of the Constar Entities shall have any liability for any defects in the Services provided hereunder.

2.2.     Fees; Payment.

(a)  In consideration for the performance of each of the Services requested by Crown or the Crown Joint Ventures, Crown shall pay to Constar an amount for each of the Services set forth in, or negotiated in good faith by Constar and Crown in accordance with, Exhibit A, as amended from time to time in accordance with this Agreement. Any federal, state, local or foreign income taxes, charges, fees, imposts, levies, contributions or other assessments assessed on the provision of each of the Services shall be paid by Crown (all such charges, plus the amounts described in the preceding sentence, the “Fee”).

(b)  Within ten (10) days of the end of each month during the term of this Agreement, Constar shall invoice Crown for all Services performed by the Constar Entities during such month in accordance with the terms of this Agreement, unless otherwise provided on Exhibit A. Crown shall pay the Fee for the Services delivered during the prior month pursuant to this Agreement within thirty (30) days after the invoice for such Services has been provided by Crown in accordance with this Section 2.2(b).

2.3.    Additional Services.    Crown and Constar may from time to time identify additional Services that they wish to incorporate into this Agreement. In such event, Crown and Constar will add items to Exhibit A setting forth mutually agreeable descriptions of such additional Services, Fees for such Services and any other applicable terms with respect to such Services. If Crown and Constar cannot mutually agree upon such additional items, such additional Services will not become part of Exhibit A of this Agreement and Constar will have no obligation to provide such additional Services.

2.4.    Independent Contractor.    Neither party is now, nor shall it be made by this Agreement, an agent or legal representative of the other party for any purpose, and neither party has any right or authority to create any obligation, express or implied, on behalf of the other party, to accept any service of process upon it, or to receive any notices of any kind on its behalf. All activities by any of the Constar Entities hereunder shall be carried on by such Constar Entity as an independent contractor and not as an agent for Constar or any other Constar Entity.

2.5.    Representatives.    Crown and Constar will each appoint a representative (each, a “Representative”) to facilitate communications and performance under this Agreement. Each party may treat an act of a Representative of the other party as being authorized by such other party. The initial Representatives are Torsten J. Kreider with respect to Crown and James C.T. Bolton with respect to Constar. Each party may replace its Representative at any time for any reason by giving prior written notice of the replacement to the other party.

ARTICLE III

INTELLECTUAL PROPERTY

3.1.    Grant of Rights.    The Crown Entities have obligations to provide to the Crown Joint Ventures certain technology (which technology may include, without limitation, technical information, know-how, and other proprietary rights in technology) as defined in the Crown Entities’ existing agreements with the Crown Joint Ventures (the “Technology”). To the extent that Constar has or acquires rights in or to any Technology, either pursuant to the Master Assignment and Assumption Agreement executed in connection with the Initial Public Offering or otherwise, Constar hereby grants and shall grant to the Crown Entities, on a royalty-free basis, those rights under the Technology, and solely those rights, that the Crown Entities require to fulfill their obligations under the existing agreements with the Crown Joint Ventures, as such agreements may be renewed or extended in accordance with their terms. Constar’s obligations under this Section 3.1 shall survive any termination or expiration of this Agreement.

3.2.    Royalties.    Nothing in this Agreement shall be construed to prohibit the Crown Entities from receiving royalties or other fees from the Crown Joint Ventures. The Crown Entities shall not obligated to pay such royalties or fees received from the Crown Joint Ventures to Constar except as obligated in the agreements with the Crown Joint Ventures.

3.3.    No Warranties.    Constar and the other Constar Entities make no representations or warranties whatsoever, express or implied, as to the rights granted hereunder, and expressly disclaim any such representations or warranties.

ARTICLE IV

COOPERATION

4.1.    Cooperation.    The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such good faith cooperation will include using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations under this Agreement. If this Agreement is terminated in whole or in part, the parties will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both parties, including the assignment or transfer of the rights and obligations under any contracts.

4.2.    Expansion of Obligations.    The scope of Constar’s obligation to provide services and intellectual property to the Crown Joint Ventures under this Agreement shall not be altered by amendments to existing agreements or new agreements relating to the Crown Joint Ventures, unless mutually agreed to by Constar and Crown.

ARTICLE V

TERM AND TERMINATION

5.1.    Term.    The term of this Agreement shall commence upon the Initial Public Offering Date and shall continue in effect until the expiration or termination of the obligation of the Crown Entities to provide Services to the Crown Joint Ventures, unless (a) otherwise provided with respect to any Service on Exhibit A or (b) this Agreement is terminated pursuant to Section 5.3. Upon the expiration or termination of this Agreement pursuant to this Section 5.1, the rights and obligations of the parties hereunder shall terminate, except for the rights and obligations of the parties under Section 5.1, Articles III, VI and VII, and Sections 8.8 and 8.9 hereof, which shall survive such expiration or termination without limitation. Upon such expiration or termination, Constar shall cease to have any obligation to provide any Services, and each party will promptly deliver to the other all data, programs, software materials, and other properties owned by the other and held by it in connection with the performance of this Agreement. Each party will assist the other at such other party’s reasonable request in effecting the orderly termination of this Agreement.

5.2.    Non-Exclusivity.    Nothing in this Agreement shall preclude Crown or the Crown Joint Ventures from obtaining the Services, in whole or in part, from their own employees or from providers other than the Constar Entities at any time.

5.3.    Events of Default.

(a) The following shall be considered events of default and shall give rise to a right of Constar to terminate this Agreement: (i) Crown fails to make timely payments for invoiced Services, subject to a 30-day cure period after notice of such breach is delivered to Crown by Constar, (ii) Crown materially breaches any other applicable provision of this Agreement, subject to a 30-day cure period after notice of such breach is delivered to Crown by Constar or (iii) Crown experiences a change of Control such that Crown is controlled by a competitor of either Constar or Crown (provided that such termination shall not be effective until six months from the date of the change of Control). If Crown suffers an Insolvency Event, Constar shall have the right to unilaterally make reasonable modifications to the payment terms set forth in Section 2.2(b) of the Agreement at any time after such Insolvency Event. Constar shall promptly notify Crown of any such modifications to the payment terms of this Agreement.

(b) The following shall be considered events of default and shall give rise to a right of Crown to terminate this Agreement: (i) Constar materially breaches any applicable provision of this Agreement, subject to a 30-day cure period after notice of such breach is delivered to Constar by Crown or (ii) Constar experiences a change of Control such that Constar is controlled by a competitor of Constar or Crown (provided that such termination shall not be effective until six months from the date of the change of Control).

(c) For purposes of this Section 5.3, “Insolvency Event” means with respect to Crown (i) the making by such party of any assignment for the benefit of creditors of all or substantially all of its assets or the admission by such party in writing of its inability to pay all or substantially all of its debts as they become due; (ii) the adjudication of such party as bankrupt or insolvent or the filing by such party of a petition or application to any tribunal for the appointment of a trustee or receiver for such party or any substantial part of the assets of such party; or (iii) the commencement of any voluntary or involuntary bankruptcy proceedings (and, with respect to involuntary bankruptcy proceedings, the failure to be discharged within 60 days), reorganization proceedings or similar proceedings with respect to such party or the entry of an order appointing a trustee or receiver or approving a petition in any such proceeding.

ARTICLE VI

NONDISCLOSURE/CONFIDENTIALITY

6.1.    Confidentiality.    The parties agree (a) to maintain all information, whether in written, oral, electronic or other form, necessary for or utilized or received in the course of providing the Services, as the case may be, including, without limitation, price, cost and economic information, know-how, material, manufacturing, tooling and equipment specifications and other information necessary to the provision or receipt of Services, as the case may be (the

“Confidential Information”), as secret and confidential, (b) that all such Confidential Information shall be used only for purposes of the provision of Services hereunder and for no other purpose whatsoever, and (c) not to disclose the Confidential Information to any third person or party (except for employees, counsel, consultants or assignees who have a need to know and are informed of the confidential nature of such information by the disclosing party). Each party shall accept responsibility and be liable for any disclosure by any third person of any Confidential Information disclosed to such third person by such party. The parties will use the same measures to maintain the confidentiality of the Confidential Information of any other party in its possession or control that it uses to maintain the confidentiality of its own Confidential Information of similar type and importance. Notwithstanding the foregoing, either party or their Affiliates may describe this Agreement in, and include this Agreement with, filings with the U.S. Securities and Exchange Commission and any related prospectuses, including such filings or prospectuses in connection with any offering of securities. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving party lawfully receives from a third party without restriction on disclosure and, to the receiving party’s knowledge, without breach of a nondisclosure obligation.

6.2.    Disclosure to Governmental Agency.    Notwithstanding the foregoing, each party shall be permitted to disclose the Confidential Information and/or any portion thereof to a governmental agency or authority as required in response to a subpoena therefor, (ii) in connection with formal requests for discovery under applicable rules of civil procedure in a legal action before a court of competent jurisdiction to which such party is a party and (iii) as otherwise required by law; provided, however, that, in any such case, each party shall notify the other party as early as reasonably practicable prior to disclosure to allow such party to take appropriate measures to preserve the confidentiality of such information at the expense of such party.

6.3.    Ownership of Information.    All Confidential Information supplied or developed by either party will be and remain the sole and exclusive property of the party who supplied or developed it.

6.4.    Return of Confidential Information.    Upon the written request of a party which has disclosed information covered by this Article VI in written, printed or other tangible form, all such readily available information and all copies thereof, including samples or materials, and all notes or other materials derived from such information shall be returned to the party which disclosed such information.

6.5.    Right of Setoff.    Constar and Crown shall waive all rights of setoff and recoupment either may have against the other or any of the other’s Affiliates with respect to all amounts which may be owed from time to time pursuant to this Agreement.

ARTICLE VII

INDEMNIFICATION/LIMITATION OF LIABILITY

7.1.    Limitation of Liability.    Neither Constar nor any of the Constar Entities nor any of their respective directors, officers, employees, successors or permitted assigns shall be liable to anyone for any action taken or omitted to be taken by any of them hereunder except in the case of gross negligence, bad faith or willful misconduct.

7.2.    Indemnification.

(a)  Subject to Section 7.3, Constar shall defend, indemnify and hold each Crown Indemnitee harmless against any and all Liabilities incurred or suffered by any Crown Indemnitee caused by or arising in connection with the gross negligence, bad faith or willful misconduct of Constar or any employee of any Constar Entity in connection with the performance of the Services, except to the extent that Liabilities were caused directly or indirectly by acts or omissions of any Crown Indemnitee.

(b)  Subject to Section 7.3, Crown shall defend, indemnify and hold each Constar Indemnitee harmless against any and all Liabilities incurred or suffered by any Constar Indemnitee caused by or arising in connection with the gross negligence, bad faith or willful misconduct of any Crown Entity or any employee of any Crown Entity in connection with Crown’s performance under this Agreement, except to the extent that Liabilities were caused directly or indirectly by acts or omissions of any Constar Indemnitee.

7.3.    Limitations.

(a)  Any indemnification pursuant to Section 7.2(a) or Section 7.2(b) shall be paid net of any tax benefit to the Indemnified Party attributable to the relevant payment. It is expressly agreed that no insurer or any other third party shall be (a) entitled to a benefit (as a third-party beneficiary or otherwise) that it would not be entitled to receive in the absence of Section 7.2(a) or Section 7.2(b), (b) relieved of the responsibility to pay any claims to which it is obligated or (c) entitled to any subrogation rights with respect to any obligation under Section 7.2(a) or Section 7.2(b).

(b)  Notwithstanding Section 7.2(a) and Section 7.2(b), neither party shall be liable for any special, indirect, incidental or consequential damages relating to claims of the other party or any third party.

7.4.    Notice and Payment of Claims.    If any Crown Indemnitee or Constar Indemnitee (the “Indemnified Party”) determines that it is or may be entitled to indemnification by any party (the “Indemnifying Party”) under Article VI of this Agreement (other than in connection with any Action subject to Section 7.5), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be indemnified. Within 30 days after receipt of that notice, the Indemnifying Party shall pay the Indemnified Party that amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount of the claim. If the Indemnifying Party does not give the Indemnified Party written notice objecting to that indemnity claim and setting forth the grounds for the objection(s) within that 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for that claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect that amount. If there is a timely objection by the Indemnifying Party, the Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, that is Finally Determined to be required to be paid by the Indemnifying Party in respect of that indemnity claim within 15 days after that indemnity claim has been so Finally Determined.

7.5.    Notice and Defense of Third-Party Claims.    Promptly after the earlier of receipt of (a) notice that a third party has commenced an action against or otherwise involving any Indemnified Party or (b) information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought under Article VI of this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party written notice of the Third-Party Claim. The failure of the Indemnified Party to give notice as provided in this Section 7.5 shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent that the Indemnifying Party is prejudiced by the failure to give notice. Within 30 days after receipt of that notice, the Indemnifying Party may (i) at its option, elect to assume and control the defense of that Third-Party Claim at its sole cost and expense by giving written notice to that effect to the Indemnified Party, or (ii) object to the claim for indemnification set forth in the notice delivered by the Indemnified Party pursuant to the first sentence of this Section 7.5; provided, that if the Indemnifying Party does not within that 30-day period give the Indemnified Party written notice objecting to that indemnification claim and setting forth the grounds for the objection(s), the Indemnifying Party shall be deemed to have acknowledged its liability for that indemnification claim. If the Indemnifying Party has acknowledged its obligation to indemnify the Indemnified Party and elected to assume the defense of a Third-Party Claim, (x) the defense shall be conducted by counsel retained by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnified Party shall have the right to participate in those proceedings and to be represented by counsel of its own choosing at the Indemnified Party’s sole cost and expense; and (y) the Indemnifying Party may settle or compromise the Third-Party Claim without the prior written consent of the Indemnified Party so long as any settlement or compromise of the Third-Party Claim includes an unconditional release of the Indemnified Party from all claims that are the subject of that Third-Party Claim; provided, that the Indemnifying Party may not agree to any such settlement or compromise pursuant to which any remedy or relief, other than monetary damages for which the Indemnifying Party shall be responsible under this Agreement, shall be applied to or against the Indemnified Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld. If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged its obligation to indemnify the Indemnified Party, the Indemnified Party will act in good faith with respect to that Third-Party Claim and may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney’s fees and reasonable out-of-pocket expenses incurred in investigating and defending against that Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect to that claim by the Indemnified Party; provided, that the Indemnifying Party shall not be liable for any settlement or compromise of any Third-Party Claim effected without its consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall pay to the Indemnified Party in cash the amount, if any, for which the Indemnified Party is entitled to be indemnified under this Agreement within 15 days after that Third-Party Claim has been Finally Determined.

7.6.    Contribution.    If for any reason the indemnification provided for in Section 7.2 is unavailable to any Indemnified Party, or insufficient to hold it harmless, then the Indemnifying Party shall contribute to the amount paid or payable by that Indemnified Party as a result of those Liabilities in that proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Party, on the other hand, in connection with those statements or omissions, which relative fault shall be determined by reference to the Crown Entity or Constar Entity to which those actions, conduct, statements or omissions are primarily related, as well as any other relevant equitable considerations.

ARTICLE VIII

MISCELLANEOUS

8.1.    Force Majeure.    Neither party shall be responsible for any failure or delay in performance due to causes beyond its respective control, including, without limitation, earthquake, fire, storm, flood, freeze, labor disputes, transportation embargoes, acts of God or of any government and acts of war or terrorism (any of the foregoing, a “Force Majeure Event”).

8.2.    Subsidiaries.    Constar agrees and acknowledges that Constar shall be responsible for the performance by each Constar Entity of the obligations hereunder applicable to such Constar Entity. Crown agrees and acknowledges that Crown shall be responsible for the performance by each Crown Entity of the obligations hereunder applicable to such Crown Entity.

8.3.    Amendment and Modification.    This Agreement may not be amended or modified except by written instrument duly executed by the parties hereto. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

8.4.    Severability.    If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity or subject, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with applicable law or the determination by a court of competent jurisdiction.

8.5.    Notices.    All notices and other communications required or permitted hereunder shall be in writing, shall be deemed duly given upon actual receipt, and shall be delivered (a) in person, (b) by registered or certified mail, postage prepaid, return receipt requested or (c) by facsimile or other generally accepted means of electronic transmission (provided that a copy of any notice delivered pursuant to this clause (c) shall also be sent pursuant to clause (b)), addressed as follows:

If to Crown, to:

Crown Cork & Seal Company, Inc.
One Crown Way
Philadelphia, PA 19154
Attention: Timothy J. Donahue
Facsimile: (215) 676-6011

If to Constar, to:

Constar International Inc.
One Crown Way
Philadelphia, PA 19154
Attention: James C. Cook
Facsimile: (215) 552-3715

or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

8.6.    Further Assurances.    The parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document or other instrument delivered pursuant hereto.

8.7.    Counterparts.    This Agreement and any amendments hereto may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

8.8.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

8.9.    Dispute Resolution: Negotiation and Arbitration.

(a)  The parties shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between executives who have authority to settle the dispute. A party shall give the other parties written notice of any dispute not resolved in the ordinary course of business. Within ten Business Days after delivery of such notice, the party receiving notice shall submit to the others a written response thereto. The notice and the response shall include: (i) a statement of each party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive who will represent that party and any other Person who will accompany that executive.

(b)  Within 10 Business Days after delivery of the notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to any other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 8.9 (and any of the parties’ submissions in contemplation hereof) shall be deemed Confidential Information and shall be treated by the parties and their representatives as compromise and settlement negotiations under the United States Federal Rules of Evidence and any similar state rules.

(c)  If the matter in dispute has not been resolved within 30 days after the first meeting of the executives to attempt to resolve the dispute, either party may submit the dispute to binding arbitration to the Philadelphia, Pennsylvania office of the American Arbitration Association (“AAA”) in accordance with the procedures set forth in the Commercial Arbitration Rules of the AAA.

(d)  The Commercial Arbitration Rules of the AAA, as modified or revised by the provisions of this Section 8.9, shall govern any arbitration proceeding hereunder. The arbitration shall be conducted by three arbitrators selected pursuant to Rule 13 of the Commercial Arbitration Rules, and pre-hearing discovery shall be permitted if and only to the extent determined by the arbitrator to be necessary in order to effectuate resolution of the matter in dispute. The arbitrator’s decision shall be rendered within 30 days of the conclusion of any hearing hereunder and the arbitrator’s judgment and award may be entered and enforced in any court of competent jurisdiction.

(e)  Resolution of disputes under the procedures of this Section 8.9 shall be the sole and exclusive means of resolving disputes arising out of or relating to this Agreement; provided, however, that nothing herein shall preclude the Parties from seeking in any court of competent jurisdiction temporary or interim injunctive relief to the extent necessary to preserve the subject matter of the dispute pending resolution under this Section 8.9.

8.10.    Consent to Jurisdiction.    Crown and Constar hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any state court located in the City of Philadelphia and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (a) waives the defense of inconvenient forum, (b) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court (other than the mandatory submission to arbitration in accordance with Section 8.9), and (c) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

8.11.    Entire Agreement.    This Agreement and Exhibit A hereto constitute the entire understanding of the parties hereto with respect to the subject matter hereof and supersede any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement.

8.12.    Assignment.    This Agreement may not be assigned by Constar without the prior written consent of Crown. Crown may assign its rights and obligations hereunder. Notwithstanding the foregoing, Constar may, and hereby gives notice to Crown that it intends to, pledge its rights and obligations under this Agreement to its lenders as collateral to secure indebtedness outstanding under its senior secured credit facility and all renewals, refundings, refinancings and replacements thereof.

8.13.    No Third Party Beneficiaries.    Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties other than Constar Entities and Crown Entities with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

8.14.    Survival.    In the event that Constar ceases to be a publicly traded company or becomes a Subsidiary of a publicly traded Company (other than Crown), all of the rights of Crown shall continue in full force and effect and shall apply to any publicly traded company that, directly or indirectly, through one or more intermediaries Controls Constar. Constar agrees that, without the prior written consent of Crown, it will not enter into any agreement or arrangement which will have the effect set forth in the first clause of the preceding sentence, unless such publicly traded company agrees to be bound by the foregoing.

8.15.    Section Headings; Interpretive Issues.    The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Crown and Constar have participated jointly in the drafting and negotiation of this Agreement. In the event any ambiguity or question of interpretation or intent arises, this Agreement shall be construed as if drafted jointly by Crown and Constar and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

8.16.    Effectiveness.    The terms of this Agreement shall not become effective until the Initial Public Offering Date.

8.17.    Pronouns.    Whenever the context may require, any pronouns used herein shall be deemed also to include the corresponding neuter, masculine or feminine forms.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed the day and year first above written.

CONSTAR INTERNATIONAL INC.

By:	/s/ JAMES C. COOK
Name: James C. Cook
Title: Executive Vice President, Chief Financial Officer and Secretary

CROWN CORK & SEAL COMPANY, INC.

By:	/s/ FRANK J. MECHURA
Name: Frank J. Mechura
Title: Executive Vice President

Exhibit A

CROWN JOINT VENTURES; SERVICES; FEES

1.    Crown Cork do Brazil, S.A., Crown Cork Embalagens S.A. (f.k.a. Petropar Embalagens S.A.) and PET Holdings S.A. (including any other holding company formed in connection with the joint venture)

•	Constar will offer its technology and expertise on an exclusive basis to the joint venture for the territory of Brazil.

•
Constar will provide services from its technical centers, including training for employees of the joint venture. Such services shall be charged at Constar’s out-of-pocket cost (including overhead) to Crown, which will include a charge for personnel and their direct expenses in performing the required service.

•
Constar will provide equipment to the joint venture as requested by Crown and will recover a reasonable and competitive fee for providing such equipment to the joint venture (which fee shall reasonably approximate what would otherwise be paid to third parties providing such equipment).

•
Constar will provide the joint venture with reasonable non-financial assistance to enable the joint venture to acquire, on terms and conditions (including price and quality) similar to those Constar can obtain, machinery and equipment necessary for the business of the joint venture and the joint venture’s ongoing requirements for manufactured packaging products (such as lead-in preforms), raw materials and supplies and Constar shall recover its direct cost (including overhead) in performing the required services.

•
Constar will fulfill all of Crown’s current obligations under Sections 1.4, 1.5, 2, 3.1, 3.2, 4, 5.1 and 5.2 of the Technology Transfer Agreement (PET Preforms and Containers) between Crown and Petropar Embalagens, S.A., dated as of June 8, 1995, as if such agreement referred to Constar rather than Crown in such sections.

2.    Emirates Can Company Limited

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Constar will provide the joint venture with technological improvements in machines and tools, as such improvements become known to Constar, as well as advise regarding the manufacturing process, based on Constar’s expertise and experience.

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Constar will provide services in conjunction with (i) the introduction of new systems regarding quality assurance and maintenance, (ii) laboratory support for the chemical and physical analysis of raw materials and preforms, (iii) the qualification of new resins and colourants and (iv) the design of new preforms and bottles.

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Upon request of the joint venture, Constar will assist in procuring raw materials and will send its employees to the joint venture’s plants and facilities to conduct mechanical audits of the joint venture’s systems. Also upon request of the joint venture, the joint venture will be permitted to send its employees to Constar’s plants or its research and development center for training.

•	Constar will provide any other services that Crown is currently required to provide under the International License Agreement between Crown and the joint venture.

•	In exchange for providing the services listed above, Constar shall recover its cost in performing the required services.

3.    Empaques Constar, S.A. de C.V. and Empaques Sewell S.A. de C.V.

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Constar will continue, consistent with historical practices, to provide all management services, support, business know-how, resin supply, preform supply, intellectual property licenses, equipment supply and other services or materials that are currently provided or required pursuant to any agreement entered into by Constar or any other Constar Entity and relating to the joint venture, including, without limitation, (i) the Extended Joint Venture Agreement, (ii) the Purchase and Sale Agreement of Preforms, (iii) the Management Agreements, (iv) the License Agreement, and (v) the Purchase and Sale Agreement of Preform Equipment. Crown shall pay to Constar any consideration received by Crown from the joint venture that represents payment for services or materials provided by Constar.

4.    CMB Plastique Maroc

•	No services required.

5.    Beijing CarnaudMetalbox Company Limited

•	No services required.